Exhibit 99.1
Capital Corp of the West CEO Richard S. Cupp Receives Federal Reserve Bank Approval
MERCED, Calif. — August 18, 2008 — Capital Corp of the West (NASDAQ: CCOW), parent company of County Bank, today announced that the Federal Reserve Bank of San Francisco has approved Richard S. Cupp’s appointment as Chief Executive Officer and President of Capital Corp of the West and Chief Executive Officer of County Bank, effective immediately. Mr. Cupp will also join the Company’s and Bank’s Boards of Directors as well as the Boards of Directors of Bay View Funding and 1977 Services Corp.
As previously announced, the Company’s Board of Directors appointed Mr. Cupp to the Company’s top leadership position on July 29, 2008 subject to Federal Reserve Bank approval. In accordance with prior announcements, Thomas T. Hawker has announced his formal resignation, effective concurrently with the Federal Reserve Bank’s approval of Mr. Cupp, as Chief Executive Officer and President of the Company and Chief Executive Officer of County Bank and has resigned from the Company’s and Bank’s Boards of Directors as well as the Boards of Directors of Bay View Funding and 1977 Services Corp.
Cupp joins the Company with over 40 years of experience in the financial services industry, having held leadership roles within financial institutions of all sizes and regulatory charters. For the past 13 years, Cupp served as Chief Executive Officer of several independent commercial and savings banks and was responsible for significant improvements in operations, asset quality, regulatory and investor relations, earnings and shareholder valuation. Cupp was most recently President and Chief Executive Officer of 1st Century Bank, a newly chartered national banking institution headquartered in Los Angeles.
Other banks Cupp has led include First Bank of Beverly Hills, HF Bancorp (Hemet Federal Bank) and Ventura County National Bancorp (VCNB). HF Bancorp was the largest independent banking institution in Riverside County, California, while VCNB was a multi-bank holding company whose principal subsidiary was Ventura County’s largest independent bank. From 1983 to 1993, Cupp was Executive Vice President of CalFed, Inc., where he was responsible for CalFed’s entry into commercial banking. From 1963 to 1983, Cupp was with First Interstate Bancorp in a number of senior and executive positions.
Cupp received his undergraduate degree in Economics from UCLA and his M.B.A. from USC. He and his wife, Carol, who reside in La Canada-Flintridge, have two grown children. Cupp’s outside interests include vintage sports car racing and travel.
About Capital Corp of the West
Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 30 years of service as “Central California’s Community Bank.” County Bank currently has 39 branch offices serving 13 counties in California. Its primary concentration is in California’s Central Valley. As of the latest FDIC data, County Bank has a 7.29 percent market share in the six Central California counties in which it has a significant retail branch presence, ranking County Bank fifth out of 41 financial institutions in that market area.
Contact Information
For further information, contact Capital Corp of the West at 209-725-4540.
Safe Harbor
This press release includes forward-looking statements and information is subject to the “safe harbor” provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In addition to historical information, this press release includes certain forward-looking statements that are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the future financial results and performance of the Company. This could cause results or performance to differ materially from those expressed in our forward-looking statements. Words such as “expects”, “anticipates”, “believes”, “estimates”, “intends”, “plans”, “assumes”, “projects”, “predicts”, “forecasts”, variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Certain of these risks, uncertainties and assumptions are discussed in the Risk Factors section of the Company’s Form 10-Q for the quarter ended June 30, 2008 and Form 10-K for the year ended December 31, 2007. Among the factors that may cause future performance to vary significantly from current expectations are uncertainties in the following areas: local, national and international economic conditions; volatility in the credit, equity and other markets; competition; volatility of real estate values and difficulties in obtaining current information on values; the Company’s credit quality and the adequacy of its allowance for loan losses; actions by banking regulators in response to the Company’s loan losses; deposit customer confidence in the Company and the sufficiency of the Company’s cash and liquid assets to meet high levels of withdrawal requests resulting from announcement of unfavorable operating results; availability of borrowings from the Federal Reserve Bank and Federal Home Loan Bank; changes in market interest rates; risks in integrating acquired businesses and branches; regional weather and natural disasters; the possible adverse effect of concentrations in the loan portfolio; turmoil in credit and capital markets and potential impaired access to additional capital if needed; potential adverse changes in market interest rates; and the effect of existing and future regulation of the banking industry and the Company in particular; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences or acts of this type; outbreak or escalation of hostilities in which the United States is involved, any declaration of war by the U.S. Congress or any other national or international calamity, crisis or emergency. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements.
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